Exhibit 99.1

Basanite, Inc. Appoints Ali Manav as Interim Chief Executive Officer

POMPANO BEACH, FL, October 3, 2024, Basanite Inc. (OCTQB: BASA) is pleased to announce that the company has appointed Ali Manav as Interim Chief Executive Officer.

Mr. Manav is a seasoned business professional that has over 30 years of business experience in a multitude of industries including building materials, IT, healthcare, and manufacturing. Mr. Manav is a specialist in lean manufacturing and has displayed his abilities to take companies from start-up to commercialization throughout his career.

“I would like to thank the Board of Directors at Basanite for this incredible opportunity,” stated Mr. Manav. “I see enormous value in the products that Basanite has developed, and I am thoroughly enthused to utilize my network and experience to lead this company. I give my full commitment to Basanite to execute to the best of my abilities and establish regular, transparent and concise communications with its shareholders.

Ali holds an MBA in Management and Entrepreneurialism from the Weatherhead School of Management at Case Western Reserve University and has a bachelor’s in business administration with majors in Accounting and Finance from the James B. Nance College of Business Administration at Cleveland State University.

About Basanite

Basanite, Inc. (OTCQB: BASA), through its wholly owned subsidiary Basanite Industries, LLC, is a manufacturer and developer of a range of environmentally friendly, high-performance basalt fiber composite products used by the construction industry. Superior to traditional steel elements, Basanite's sustainable products are non-corrosive, lighter, stronger and longer lasting. For more information, please visit www.BasaniteIndustries.com.

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Cautionary Note Regarding Forward-Looking Statements

This release, the symposium referred to herein, and statements by the Company’s management in connection therewith contains or may contain “forward-looking statements,” which are based on Company management’s current expectations and assumptions as of the date of this press release. Such statements include those regarding the Company’s business and performance, its prospects, its products and the market for such products, the economy, and other future conditions and forecasts of future events, circumstances, and results, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “goal,” “feel,” "may," “plan,” "will," "expect," "anticipate," "estimate," "intend," “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release involve substantial risks and uncertainties that could cause actual future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. All forward-looking statements in this press release and made in connection with the symposium referred to herein reflect Basanite’s current analysis of existing trends and information and represent Basanite’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, many of which are beyond the Company’s control. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company (including the risk of the Company continuing as a going concern), please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under "Risk Factors" therein, which was filed with the U.S. Securities and Exchange Commission on April 15, 2022, as well as the Company’s other filings with the Securities and Exchange Commission, all of which may be viewed at http://www.sec.gov.